Form 4
United States Securities and Exchange Commission, Washington, DC 20549

Statement of Changes in Beneficial Ownership

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940






1. Name and Address of Reporting Person:
Halvorson, Gregory
c/o DDi Corp., 1220 Simon Circle, Anaheim, CA  92806

2. Issuer Name & ticker or trading symbol:
DDi Corp. - DDIC

3. IRS or Social Security Number of Reporting Person (Voluntary) n/a

4. Statement for Month/Year:
5/31/01

5. Relationship of Reporting Person(s) to Issuer:
Officer (Senior Vice President)

6. If Amendment, Date of Original
5/31/01 submitted 6/10/01

7. Individual or Joint/Group Filing
Form filed by One Reporting Person





Table I - Non-Derivative Securities Beneficially Owned

Title of Security: Common Stock
Transaction Date: 5/1/01
Transaction Code: S
Amount: 10,000
Securities Acquired or Dispose of: D (Disposed)
Price: $25.00
Amount of Securities Beneficially Owned at End of Month: 199,054
Ownership Form Direct or Indirect: D (Direct)
Nature of Indirect Beneficial Ownership: n/a

Title of Security: Common Stock
Transaction Date: 5/2/01
Transaction Code: M, V
Amount: 18,486
Securities Acquired or Dispose of: A (Acquired)
Price: $0.56
Amount of Securities Beneficially Owned at End of Month: 199,054
Ownership Form Direct or Indirect: D (Direct)
Nature of Indirect Beneficial Ownership: n/a

Title of Security: Common Stock
Transaction Date: 5/2/01
Transaction Code: M, V
Amount: 13,514
Securities Acquired or Dispose of: A (Acquired)
Price: $12.64
Amount of Securities Beneficially Owned at End of Month: 199,054
Ownership Form Direct or Indirect: D (Direct)
Nature of Indirect Beneficial Ownership: n/a

Title of Security: Common Stock
Transaction Date: 5/2/01
Transaction Code: S
Amount: 22,000
Securities Acquired or Dispose of: D (Disposed)
Price: $25.56
Amount of Securities Beneficially Owned at End of Month: 199,054
Ownership Form Direct or Indirect: D (Direct)
Nature of Indirect Beneficial Ownership: n/a

Title of Security: Common Stock
Transaction Date: 5/8/01
Transaction Code: S
Amount: 2,500
Securities Acquired or Dispose of: D (Disposed)
Price: $27.00
Amount of Securities Beneficially Owned at End of Month: 199,054
Ownership Form Direct or Indirect: D (Direct)
Nature of Indirect Beneficial Ownership: n/a

Title of Security: Common Stock
Transaction Date: 5/9/01
Transaction Code: S
Amount: 5,000
Securities Acquired or Dispose of: D (Disposed)
Price: $27.00
Amount of Securities Beneficially Owned at End of Month: 199,054
Ownership Form Direct or Indirect: D (Direct)
Nature of Indirect Beneficial Ownership: n/a

Title of Security: Common Stock
Transaction Date: 5/9/01
Transaction Code: S
Amount: 664
Securities Acquired or Dispose of: D (Disposed)
Price: $26.22
Amount of Securities Beneficially Owned at End of Month: 199,054
Ownership Form Direct or Indirect: D (Direct)
Nature of Indirect Beneficial Ownership: n/a


Title of Security: Common Stock (2)
Transaction Date: 5/21/01
Transaction Code: S
Amount: 6,500
Securities Acquired or Dispose of: D (Disposed)
Price: $24.80
Amount of Securities Beneficially Owned at End of Month: 199,054
Ownership Form Direct or Indirect: D (Direct)
Nature of Indirect Beneficial Ownership: n/a



Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

Title of Derivative Security: Series L Options
Conversion or Exercise Price of Derivative Security: $12.64
Transaction Date: 5/2/01
Transaction Code: M, V
Number of Derivative Securities Acquired or Disposed of: D (Disposed) 13,514 Date Exercisable: 8/31/02
Expiration Date: 7/23/08
Title of Underlying Securities: Common Stock
Amount or Number of Shares of Underlying Securities: 46,307
Price of Derivative Security: n/a
Number of Derivative Securities Beneficially Owned at End of Month: 46,307 Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Series B Options
Conversion or Exercise Price of Derivative Security: $21.79
Transaction Date: n/a
Transaction Code: n/a
Number of Derivative Securities Acquired or Disposed of: n/a
Date Exercisable: 8/31/02
Expiration Date: 7/23/08
Title of Underlying Securities: Common Stock
Amount or Number of Shares of Underlying Securities: 7,952
Price of Derivative Security: n/a
Number of Derivative Securities Beneficially Owned at End of Month: 7,952 Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Series A Options
Conversion or Exercise Price of Derivative Security: $0.56
Transaction Date: 5/2/01
Transaction Code: M, V
Number of Derivative Securities Acquired or Disposed of: D (Disposed) 18,486 Date Exercisable: 8/31/02
Expiration Date: 7/23/08
Title of Underlying Securities: Common Stock
Amount or Number of Shares of Underlying Securities: 2,434
Price of Derivative Security: n/a
Number of Derivative Securities Beneficially Owned at End of Month: 2,434 Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Series C Options
Conversion or Exercise Price of Derivative Security: $14.00
Transaction Date: n/a
Transaction Code: n/a
Number of Derivative Securities Acquired or Disposed of: n/a
Date Exercisable: 4/14/04 (1)
Expiration Date: 4/14/10
Title of Underlying Securities: Common Stock
Amount or Number of Shares of Underlying Securities: 30,000
Price of Derivative Security: n/a
Number of Derivative Securities Beneficially Owned at End of Month: 30,000 Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Series D Options
Conversion or Exercise Price of Derivative Security: $12.00
Transaction Date: n/a
Transaction Code: n/a
Number of Derivative Securities Acquired or Disposed of: n/a
Date Exercisable: 4/25/04 (1)
Expiration Date: 4/25/10
Title of Underlying Securities: Common stock
Amount or Number of Shares of Underlying Securities: 27,500
Price of Derivative Security: n/a
Number of Derivative Securities Beneficially Owned at End of Month: 27,500 Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Series F Options
Conversion or Exercise Price of Derivative Security: $17.26
Transaction Date: 4/17/01
Transaction Code: A, V
Number of Derivative Securities Acquired or Disposed of: 40,000
Date Exercisable: 4/17/05 (1)
Expiration Date: 4/17/11
Title of Underlying Securities: Common stock
Amount or Number of Shares of Underlying Securities: 40,000
Price of Derivative Security: n/a
Number of Derivative Securities Beneficially Owned at End of Month: 40,000 Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a


Explanation of Responses:
Mr. Halvorson is the Senior Vice President, Operations of DDi Corp.

(1) Options vest in installments over four years beginning on the first anniversary of award.

(2) This Form 4 is amended by the addition of the transaction dated
May 21, 2001.



Signature of Reporting Person: Greg Halvorson
Date: 8/30/01





Intentional misstatements or omissions of facts constitute
Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
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